Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 16, 2009 (September 21, 2009 as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB 51, as discussed in Note 20 to the consolidated financial statements), relating to the consolidated financial statements and consolidated financial statement schedule of Harrah’s Entertainment, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harrah’s Entertainment, Inc.’s change in 2007 in its method of accounting for uncertainty in income taxes to conform to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 and the Company’s retrospective change in 2009 in its method of accounting for noncontrolling interests to conform to Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB 51) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Summary Historical Consolidated and Unaudited Pro Forma Consolidated Financial Data of Harrah’s Entertainment, Inc.” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

September 21, 2009